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                                                                    EXHIBIT 99.1


(VERSO TECHNOLOGIES, INC. LOGO)


NOVEMBER 3, 2003

VERSO REPORTS THIRD QUARTER 2003 RESULTS

ATLANTA -- (NOVEMBER 3, 2003) -- Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced its financial results for the third quarter of 2003.

Revenue for the third quarter of 2003 was $15.3 million, and EBITDA from continuing operations (defined as net loss excluding discontinued operations before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) was a loss of $9.9 million. The company had an operating loss from continuing operations of $11.2 million and the net loss was $11.6 million, or $0.12 per share. Without the write-down of goodwill of $10.9 million related to the company's acquisition of MCK Communications, Inc. (MCK), EBITDA from continuing operations would have been income of $1.0 million, operating loss from continuing operations would have been a loss of $280,000 and the net loss would have been $677,000 or $.01 per share.

The company acquired MCK by means of a merger on September 26, 2003. MCK's operating results will be included in the company's income statement for the entire fourth quarter, starting October 1, 2003. As previously announced, Verso recorded a write-down of goodwill of $10.9 million related to the MCK acquisition. MCK's balance sheet was consolidated with the company's as of September 30, 2003, which significantly strengthened Verso's balance sheet, adding $8.4 million in working capital, which included $10.6 million in cash and cash equivalents, and $2 million in restricted cash and $4.2 million of accrued costs related to the MCK acquisition.

Several significant orders that were expected to close in the third quarter were delayed, most of which are now expected to close in the fourth quarter. In fact, some have already closed since the quarter ended. Thus, third quarter revenues were about 4% lower than the company expected, but EBITDA from continuing operations, excluding the write-down of goodwill, was $1.0 million, which was in line with the company's expectations due to continued management of expenses. The company expects to post higher revenues in the fourth quarter due to the addition of MCK and higher sales from existing product lines.

"Through internal development and acquisitions, we have spent the past three years becoming a complete solution provider with a robust solutions portfolio designed to address the needs of both carrier and enterprise customers, " said Steve Odom, Verso's chairman and chief executive officer. "The packet switching market is maturing even faster than we hoped, largely thanks to a buying shift from individual products to large-scale solutions. Fortunately, the shift is creating greater revenue opportunities for us, and although the sales cycles have extended in some cases, we are beginning to experience an overall benefit from this trend toward bigger ticket sales from larger, more financially viable customers."

"We continue to increase our addressable market through product development. As our legacy products mature, we release new products such as the recent introduction of our class 4/5 softswitching solutions and the expected launch of our wireless prepaid solution by our first customer this quarter," he added.

"The acquisition of MCK added customers, employees, technology and distribution to Verso's Enterprise Solutions Group," added Odom. "In addition, it significantly improved our balance sheet. At September 30, 2003, we had $12.2 million of total cash, and no borrowings outstanding under our $10 million line of credit. This enhanced liquidity gives us the ability to focus more on



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our sales and marketing efforts and to pursue additional contracts due to our improved balance sheet."

INCOME STATEMENT HIGHLIGHTS

The following summarizes the company's results for the third quarter ended September 30, 2003 as compared to the second quarter of 2003 and the third quarter of 2002 for continuing operations:

         o For the quarter ended September 30, 2003, revenue was $15.3 million compared to $15.9 million for the second quarter of 2003, and $10.4 million for the third quarter of 2002. The sequential decline in revenues in the third quarter was primarily due to the delay in orders expected to close in the period ended September 30, 2003. The improvement in sales from the third quarter of 2002 to the third quarter of 2003 was primarily due to the company's acquisition of substantially all of the business assets of Clarent Corporation in the first quarter of 2003.

         o Gross profit was $9.0 million or 58% of sales for the third quarter of 2003, as compared to $9.5 million or 60% for the second quarter of 2003 and $5.9 million or 56% for the third quarter of 2002. As discussed last quarter, the second quarter of 2003 gross margin was unusually high due to the product mix and a few sales that carried higher gross margins. The increase in margin from last year is due to the increase in the proportion of product revenues to total revenues from 50% in the third quarter of 2002 to 63% of total in the third quarter of 2003.

         o Operating expenses were $20.2 million in the third quarter of 2003, or $9.2 million, excluding the write-down of goodwill, as compared to $9.5 million in the second quarter of 2003 and $6.6 million in the third quarter of 2002. Operating costs, excluding the write-down of goodwill, declined from the second quarter primarily due to a decline in general and administrative expenses, offset by increases in depreciation and reorganization costs. The decrease in the general and administrative expenses was due to reduction in personnel costs, reduction in professional fees for the quarter and reduced bad debt expense. Depreciation increased in the third quarter from the second quarter primarily due to the additional fixed assets in connection with adjusting the purchase price allocation for the acquisition of substantially all of the business assets of Clarent.

         o In the third quarter, a write-down of goodwill of $10.9 million related to the MCK acquisition was recorded. As disclosed in the company's registration statement on Form S-4, as amended, filed by the company in connection with the merger, the measurement date for valuing the shares of Verso's common stock to be issued in the merger changed because the merger agreement between Verso and MCK was amended on June 13, 2003 to reduce the number of shares of Verso's common stock to be issued in the merger to 18.3 million. Because of the rise in the price of Verso's common stock, prior to June 13, 2003, the value of these shares increased. As result of this increase in value, the company's analysis indicated that the goodwill recorded in the transaction was impaired and a write-down to goodwill was indicated.

         o Operating loss from continuing operations was $11.2 million for the third quarter of 2003, compared with an operating gain of $73,000 in the second quarter of 2003 and a loss of $719,000 in the third quarter of 2002. The decline was attributable primarily to the $10.9 million write-down of goodwill and the increase in depreciation.

         o Net loss for the third quarter of 2003 was $11.6 million, or $0.12 per share, compared with a net loss of $391,000, or $0.00 per share, for the second quarter of 2003. Net loss for the third quarter of 2002 was $1.0 million, or $0.01 per share.

         o Without the write-down of goodwill of $10.9 million, EBITDA from continuing operations would have been $1.0 million, flat in comparison to the second quarter of 2003 and up from $341,000 for the third quarter of 2002. Without the write-down of goodwill of $10.9



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                  million, net loss would have been $677,000, compared with a loss of $391,000 for the second quarter of 2003 and $1.0 million for the third quarter of 2002.


BALANCE SHEET HIGHLIGHTS

As of September 30, 2003:

         o The company had approximately $9.8 million in cash and cash equivalents and $2.4 million in restricted cash.

         o The company reduced its short-term debt to $4.2 million, representing a reduction of $4.3 million during the third quarter, including the pay off of the indebtedness outstanding under our line of credit.

         o The company had $4.2 million of current portion of accrued costs related to the MCK acquisition, $2.9 million to be paid in the next six months and the remainder within twelve months.

         o Adjusting the Clarent acquisition purchase allocation as of the beginning of the third quarter reduced current assets and increased long-term assets by $1.8 million.

         o Working capital at September 30, 2003 was $15.0 million, as compared to $3.8 million and $1.8 million as of June 30, 2003 and December 31, 2002, respectively.

Verso will hold a conference call today at 5:00 p.m. EST to discuss the company's third quarter results. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso's website for 30 days. A telephone replay of the call will be available from 8:30 p.m. EST on November 3, 2003 through 11:59 p.m. on November 11, 2003 at (800) 475-6701 for domestic callers and (320) 365-3844 for international callers. The passcode is 701848.

ABOUT VERSO TECHNOLOGIES

Verso is a leading provider of next generation communication solutions for carriers and enterprises which want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 130 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

EARNINGS MEASUREMENT QUALITY

EBITDA from continuing operations, with and without the write-down of goodwill, as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA from continuing operations (defined as net loss excluding discontinued operations before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation), with and without the write-down of goodwill, as a measure of performance because it believes that it is a useful adjunct to net income and other GAAP measurements because it is a reasonable measure of a company's performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with the company's financing decisions, rather than current operations. The company believes that EBITDA from continuing operations, with and without the write-down of goodwill, provides investors with an indication of the cash produced from the company's operations.



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FORWARD LOOKING STATEMENTS

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

INVESTOR CONTACT:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678-589-3579
Monish.Bahl@verso.com

MEDIA CONTACT:
Mary Frances Jones
Director of Marketing
Verso Technologies, Inc.
678-589-3575
MaryFrances.Jones@verso.com


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                            VERSO TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                        (in thousands, except share data)

                                               FOR THE THREE MONTHS ENDED SEPTEMBER 30,    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                      2003                  2002                  2003                  2002
                                               -----------------      -----------------    -----------------      ----------------
Revenue                                         $         15,314      $         10,412      $         44,170      $         34,077
Cost of Revenue                                            6,357                 4,560                18,108                14,302
                                                ----------------      ----------------      ----------------      ----------------
    Gross profit                                           8,957                 5,852                26,062                19,775

Operating expenses:
  General & administrative                                 2,897                 2,316                10,146                 8,424
  Sales and marketing                                      2,402                 1,631                 6,493                 5,262
  Research and development                                 2,382                 1,455                 6,661                 4,593
  Depreciation                                               867                   607                 2,062                 2,086
  Amortization of intangibles                                263                   159                   688                   448
  Amortization of deferred compensation                      194                   272                   587                   920
  Write-down of goodwill                                  10,930                    --                10,930                    --
  Reorganization costs                                       232                   131                   426                   131
                                                ----------------      ----------------      ----------------      ----------------
    Total operating expenses                              20,167                 6,571                37,993                21,864
                                                ----------------      ----------------      ----------------      ----------------
       Operating loss from
                continuing operations                    (11,210)                 (719)              (11,931)               (2,089)
                                                ----------------      ----------------      ----------------      ----------------

Other (expense) income, net:

  Other income                                                --                    22                    18                   453

  Equity in loss of investment                                (9)                   --                   (61)                   --

  Interest expense, net                                     (388)                 (322)               (1,149)                 (841)
                                                ----------------      ----------------      ----------------      ----------------
Other (expense) income, net:                                (397)                 (300)               (1,192)                 (388)
                                                ----------------      ----------------      ----------------      ----------------

Loss from continuing operations
   before income taxes                                   (11,607)               (1,019)              (13,123)               (2,477)

Income taxes                                                  --                    --                    --                    --
                                                ----------------      ----------------      ----------------      ----------------

      Loss from continuing operations                    (11,607)               (1,019)              (13,123)               (2,477)

  Loss from discontinued operations                           --                    --                    --                  (331)
                                                ----------------      ----------------      ----------------      ----------------

        Net Loss                                $        (11,607)     $         (1,019)     $        (13,123)     $         (2,808)
                                                ================      ================      ================      ================

Net loss per common share -
        basic and diluted:

  Loss from continuing operations               $          (0.12)     $          (0.01)     $          (0.14)     $          (0.03)
  Loss from discontinued operations                           --                    --                    --                 (0.01)
                                                ----------------      ----------------      ----------------      ----------------
Net loss per common share- basic and diluted    $          (0.12)     $          (0.01)     $          (0.14)     $          (0.04)
                                                ================      ================      ================      ================

Weighted average shares outstanding -
        basic and diluted                             96,507,282            78,970,101            92,361,308            78,373,925
                                                ================      ================      ================      ================


      RECONCILIATION OF NET LOSS TO EBITDA FROM CONTINUING OPERATIONS WITH
                     AND WITHOUT THE WRITE-DOWN OF GOODWILL

                                               FOR THE THREE MONTHS ENDED SEPTEMBER 30,    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                      2003                  2002                 2003                  2002
                                                ----------------      ----------------     ----------------      ----------------
Net Loss                                        $        (11,607)     $         (1,019)    $        (13,123)     $         (2,808)
Loss from discontinued operations                             --                    --                   --                  (331)
                                                ----------------      ----------------     ----------------      ----------------
Net Loss excluding discontinued operations               (11,607)               (1,019)             (13,123)               (2,477)
Add back:
  Interest                                                   388                   322                1,149                   841
  Income Taxes                                                --                    --                   --                    --
  Depreciation                                               867                   607                2,062                 2,086
  Amortization of intangibles                                263                   159                  688                   448
  Amortization of deferred compensation                      194                   272                  587                   920
                                                ----------------      ----------------     ----------------      ----------------
EBITDA from continuing operations                         (9,895)                  341               (8,637)                1,818
  Write-down of goodwill                                  10,930                    --               10,930                    --
                                                ----------------      ----------------     ----------------      ----------------
EBITDA from continuing operations,
    without the write-down of goodwill          $          1,035      $            341     $          2,293      $          1,818
                                                ================      ================     ================      ================

                          SELECTED BALANCE SHEET ITEMS

                                                       September 30, 2003  December 31, 2002
                                                       ------------------  -----------------
Cash and cash equivalents                               $         9,781     $         1,294
Restricted cash                                                   2,445                 300
Accounts receivable, net                                         17,247              10,909
Total current assets                                             40,493              17,917
Goodwill and other intangibles, net                              21,902              16,356
Total assets                                                     68,835              39,835
Line of credit                                                       --                 800
Current portion of accrued costs of MCK acquisition               4,173                  --
Total current liabilities                                        25,438              16,068
Total liabilities                                                34,592              22,201
Total shareholders' equity                              $        34,243     $        17,634